Exhibit 99.1

LEXICON PHARMACEUTICALS REPORTS ON CLINCIAL PROGRAM STATUS
AND 2011 FIRST QUARTER RESULTS

Conference Call at 11:00 a.m. Eastern Time

The Woodlands, Texas, May 3, 2011 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three months ended March 31, 2011.

“Our pipeline of first-in-class drugs continues to make significant progress. Results from a mechanistic study of a tablet formulation of LX4211 in diabetes patients provided further confirmation of the drug's unique dual mechanism of action, and preparations to initiate a Phase 2b study of LX4211 in the second quarter are on track,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon. “In addition, we anticipate completing enrollment in the U.S. Phase 2a clinical trial of LX1032 in patients with carcinoid syndrome in the second quarter, with results expected shortly thereafter.”

Key Progress in Clinical Pipeline

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Lexicon reported data from a clinical trial and mechanistic study of a solid oral tablet formulation of LX4211, a dual inhibitor of sodium-glucose cotransporters 1 and 2, showing that LX4211 significantly increased GLP-1 (total and active) and PYY, important mediators of glycemic and appetite control. The drug also produced rapid and significant improvement in post-prandial glucose (PPG) and fasting plasma glucose (FPG), consistent with results observed in the previously completed Phase 2a study of a liquid formulation of LX4211. Pharmacokinetic and pharmacodynamic data from the study indicated that the solid oral formulation and the liquid formulation were comparable in key parameters of hormonal release, PPG and FPG. Lexicon expects to initiate a Phase 2b study of the tablet formulation in the second quarter of this year.

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Lexicon commenced a Phase 1 study of LX1033, a back-up compound to LX1031 that in vitro studies indicate has the potential to be significantly more potent than LX1031. LX1031 and LX1033 are each serotonin synthesis inhibitors that act locally in the gastrointestinal tract to reduce serotonin production by inhibiting tryptophan hydroxylase, a key enzyme in the biosynthesis of serotonin. Lexicon anticipates completing the Phase 1 study of LX1033 in the third quarter of this year.

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Lexicon expects to initiate a dose-ranging study in the third quarter of this year to explore higher doses of LX2931 in rheumatoid arthritis patients. Previously reported Phase 2a results of LX2931, an inhibitor of sphingosine-1-phosphate lyase, demonstrated a favorable safety profile at all doses tested and suggested that rheumatoid arthritis patients treated with 150 mg of LX2931 once daily showed improvement in the primary efficacy endpoint of the study, the percentage of patients achieving an American College of Rheumatology 20 (ACR20) response at week 12.

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Lexicon continued to enroll carcinoid syndrome patients in a U.S.-based Phase 2a clinical trial of LX1032, an inhibitor of tryptophan hydroxylase that reduces peripheral serotonin production without affecting brain serotonin levels, and anticipates completing enrollment in the second quarter of this year and releasing results shortly thereafter. Lexicon also continued to enroll carcinoid syndrome patients in a second E.U.-based open-label clinical trial of LX1032.

Financial Results

Revenues: Lexicon's revenues for the three months ended March 31, 2011 decreased 64 percent to $0.6 million from $1.6 million for the corresponding period in 2010. The decrease for the three months ended March 31, 2011 was primarily attributable to reduced revenues under Lexicon's alliance with Taconic Farms.

Research and Development Expenses: Research and development expenses for the three months ended March 31, 2011 increased 13 percent to $23.9 million from $21.1 million for the corresponding period in 2010. The increase was primarily attributable to increased external clinical and preclinical research and development costs and increased severance costs resulting from Lexicon's continued reallocation of resources from earlier-stage research towards its most advanced drug discovery and development programs.

Increase in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon's consolidated statements of operations. The increase in fair value of the Symphony Icon purchase liability was $1.1 million for the three months ended March 31, 2011.

General and Administrative Expenses: General and administrative expenses for the three months ended March 31, 2011 decreased 14 percent to $4.8 million from $5.5 million for the corresponding period in 2010. The decrease was primarily attributable to decreased legal and patent fees.

Consolidated Net Loss: Net loss for the three months ended March 31, 2011 was $29.6 million, or $0.09 per share, compared to a net loss of $26.1 million, or $0.13 per share, in the corresponding period in 2010. For the three months ended March 31, 2011, net loss included non-cash, stock-based compensation expense of $1.5 million, compared to $1.3 million in the corresponding period in 2010.

Cash and Investments: As of March 31, 2011, Lexicon had $188.9 million in cash and investments, as compared to $211.1 million as of December 31, 2010.

Lexicon Conference Call:
Lexicon management will hold a conference call to discuss financial results for the first quarter of 2011 and program status at 11:00 a.m. Eastern Time on May 3, 2011. The dial-in number for the conference call is 888-220-1244 (within the US/Canada) or 706-679-5615 (international). The conference ID for all callers is 62216935. An archived version of the conference call will be available on Lexicon's corporate website at www.lexpharma.com through May 31, 2011.

About Lexicon
Lexicon is a biopharmaceutical company focused on discovering breakthrough treatments for human disease. Lexicon currently has four drug candidates in mid-stage development for diabetes, irritable bowel syndrome, carcinoid syndrome and rheumatoid arthritis, all of which were discovered by Lexicon's research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon's clinical development of LX1031, LX1032, LX1033, LX2931, and LX4211, including characterizations of the results of and projected timing of clinical trials of such compounds, and the potential therapeutic and commercial potential of LX1031, LX1032, LX1033, LX2931, and LX4211. This press release also contains forward-looking statements relating to Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to successfully conduct clinical development of LX1031, LX1032, LX1033, LX2931, and LX4211 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Unless specifically indicated otherwise, results reported as trends were not statistically significant. Information identifying such important factors is contained under “Risk Factors” in Lexicon's annual report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:
D. Wade Walke
Senior Director, Corporate Communications and Investor Relations
281/863-3046
wwalke@lexpharma.com

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended March 31,
(In thousands, except per share data)	2011	2010
	(unaudited)
Revenues:
Collaborative research	$516	$1,641
Subscription and license fees	80	—
Total revenues	596	1,641
Operating expenses:
Research and development, including stock-based compensation of $839 and $806, respectively	23,921	21,088
Increase in fair value of Symphony Icon, Inc. purchase liability	1,058	—
General and administrative, including stock-based compensation of $633 and $499, respectively	4,753	5,519
Total operating expenses	29,732	26,607
Loss from operations	(29,136)	(24,966))
Gain on investments, net	—	88
Interest income	87	217
Interest expense	(607)	(727)
Other income (expense), net	27	(682)
Consolidated net loss	$(29,629)	$(26,070)

Consolidated net loss per common share, basic and diluted	$(0.09)	$(0.13)

Shares used in computing consolidated net loss per common share, basic and diluted	337,527	197,239

Consolidated Balance Sheet Data	As of March 31,	As of December 31,
(In thousands)	2011	2010
	(unaudited)
Cash and investments	$188,910	$211,111
Property and equipment, net	51,815	53,427
Goodwill	44,543	44,543
Other intangible assets	53,557	53,557
Total assets	343,408	366,884
Deferred revenue	14,397	14,426
Current and long-term debt	28,199	28,483
Other long-term liabilities.	49,610	48,783
Accumulated deficit	(703,035)	(673,406)
Total stockholders' equity	219,317	247,024